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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                                Administaff, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00 7094 105
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                Page 1 of 4 pages

                                  SCHEDULE 13G


CUSIP NO.          00 7094 105

------------------------------------------------------------------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard G. Rawson
------------------------------------------------------------------------------

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)


          (a)
             -----------------------------------------------------------------
          (b)
             -----------------------------------------------------------------
-------------------------------------------------------------------------------

      3.  SEC USE ONLY
                       --------------------------------------------------------
-------------------------------------------------------------------------------

      4.  CITIZENSHIP OR PLACE OF ORGANIZATION  United States
-------------------------------------------------------------------------------

NUMBER OF              5. SOLE VOTING POWER        740,085(*)
SHARES                 -------------------------------------------------------
BENEFICIALLY           6. SHARED VOTING POWER          -0-
OWNED BY EACH          --------------------------------------------------------
REPORTING              7. SOLE DISPOSITIVE POWER   740,085(*)
PERSON WITH:           -------------------------------------------------------
                       8. SHARED DISPOSITIVE POWER     -0-
                       --------------------------------------------------------
-------------------------------------------------------------------------------

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PER 740,085(*)

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%

     12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(*) Includes 25 shares held by Dawn M. Rawson, 25 shares held by Richard G. Rawson as Custodian for Kimberly Rawson UGMA, 25 shares held by Richard G. Rawson as Custodian for Barbie Rawson UGMA, 344,049 shares held by RDKB Rawson L.P. and 314,251 shares held by R&D Rawson L.P.


                                Page 2 of 4 pages

ITEM 1.

      (a)  Name of Issuer:  Administaff, Inc.

      (b)  Address of Issuer's Principal Executive Offices:   19001 Crescent Springs Drive
                                                              Kingwood, Texas 77339-3802

ITEM 2.

      (a)  Name of Person Filing:  Richard G. Rawson

      (b)  Address of Principal Business Office or, if none, Residence:   19001 Crescent Springs Drive
                                                                          Kingwood, Texas 77339-3802

      (c)  Citizenship:  United States

      (d)  Title of Class of Securities: Common Stock, par value $0.01 per share

      (e)  CUSIP Number:  00 7094 105

ITEM 3.

      Not applicable.

ITEM 4.    OWNERSHIP

      (a)  Amount Beneficially Owned:  See cover page Item 9.

      (b)  Percent of Class: See cover page Item 11.

      (c)  Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote: See cover page Item 5.

           (ii) Shared power to vote or to direct the vote: See cover page Item 6.

           (iii) Sole power to dispose or to direct the disposition of: See cover page Item 7.

           (iv) Shared power to dispose or to direct the disposition of: See cover page Item 8.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON
           BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.



                                Page 3 of 4 pages

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10.  CERTIFICATION


      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1999

                              /s/ Richard G. Rawson
                              ------------------------------------------------
                                        Richard G. Rawson
                                  Executive Vice President of Administration,
                                     Chief Financial Officer and Treasurer






                                Page 4 of 4 pages